SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934


                Date of Report (Date of earliest event reported)

                                 August 13, 1999

                            FOAMEX INTERNATIONAL INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

          0-22624                                    05-0473908
  (Commission File Number)             (IRS Employer Identification Number)

                     1000 Columbia Avenue, Linwood, PA 19061
                    (Address of Principal Executive Offices)

                                 (610) 859-3000
              (Registrant's Telephone Number, Including Area Code)
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Item 5.  Other Events.

         On August 13, 1999 a purported class action complaint (the "Watchung Complaint") was filed in the Court of Chancery for the State of Delaware, Newcastle County by shareholders Watchung Road Associates, L.P. and Pyramid Trading Limited Partnership (together, the "Watchung Plaintiffs") naming Foamex International Inc., a Delaware corporation (the "Company"), Mr. Marshall Cogan, Mr. Etienne Davignon, Mr. John Gutfreund, Mr. Robert Hay, Dr. Stuart Hershon, Mr. John Johnson, and Mr. John Tunney as defendants (together, the "Defendants"). The Watchung Complaint alleges that the individual defendants breached their fiduciary duties when they agreed to the buy-out of the Company by Sorgenti Chemical Industries, Inc., LLC, a Delaware limited liability company ("Sorgenti"), and Liberty Partners, L.P., a Delaware limited partnership ("Liberty").

         The Watchung Complaint alleges that the price of $11.50 per outstanding share offered by Sorgenti and Liberty is inadequate and fails to take into consideration claims the Company is alleged to have as a result of purportedly wrongful diversions of Company assets in a variety of transactions between the Company or its affiliates and Trace International Holdings, Inc., a Delaware corporation, Mr. Marshall Cogan, or their affiliates. The Watchung Complaint also alleges that the individual defendants breached their fiduciary duties in agreeing to a buy-out by Sorgenti and Liberty without making an effort to obtain the best offer possible for the shareholders.

         The Company and the individual defendants deny that they have committed any breaches of duty to the Watchung Plaintiffs or to the purported class, and intend to vigorously defend the suit.

Item 7.  Financial Statements and Exhibits.

         (a)  Not applicable.
         (b)  Exhibits - none.
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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 20, 1999

                                             FOAMEX INTERNATIONAL INC.


                                             By: /s/ George L. Karpinski
                                                 -----------------------
                                                 George L. Karpinski
                                                 Senior Vice President,
                                                 Treasurer